                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2006


                           James Monroe Bancorp, Inc.
             (Exact name of registrant as specified in its charter)

                     Virginia                               000-32641                    54-1941875
  (State or other jurisdiction of incorporation)      Commission File Number          (I.R.S. Employer
                                                                                     Identification No.)

    3033 Wilson Boulevard, Arlington, Virginia                                              22201
     (Address of principal executive offices)                                            (Zip Code)

        Registrant's telephone number, including area code: 703.524.8100

         Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

         |X| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

         |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

         |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

     On March 27, 2006 James Monroe Bancorp, Inc., Arlington, Virginia (the "Company") entered into entered into an Agreement and Plan of Merger (the "Agreement") with Mercantile Bankshares Corporation, Baltimore, Maryland ("Mercantile"), pursuant to which the Company will be merged into Mercantile, with Mercantile surviving (the "Merger"). The Agreement contemplates that James Monroe Bank, the Company's wholly owned subsidiary (the "Bank"), will be merged into Mercantile Safe Deposit & Trust Company, Mercantile's largest subsidiary bank.

     In connection with the execution of the Merger Agreement, (i) the directors and executive officers of the Company entered into a Voting Agreement with Mercantile (the "Voting Agreement"); (ii) John Maxwell, President and CEO of the Company and three senior officers of James Monroe Bank, the Company's subsidiary bank, each entered into employment agreements with Mercantile, to be effective upon the effectiveness of the merger; and (iii) Richard Linhart, Chief Operating Officer of the Company, entered into a consulting Agreement, to be effective upon the effectiveness of the merger.

     At the effective time, and as a result of the Merger, each outstanding share of the Company's common stock will be converted into the right to receive either (i) $23.50 in cash without interest (the "Cash Election Price"), or (ii)
0.6033 shares of Mercantile's common stock (the "Exchange Ratio", and together with the Cash Election Price, the "Merger Consideration"). Each Company shareholder will be entitled to elect the number of shares to be exchanged for the Cash Election Price or to make no election, in which case their shares will be converted into Mercantile shares at the Exchange Ratio, in each case subject to proration. The Agreement provides that at least 50%, and not more than 66%, of the aggregate Merger Consideration must be in the form of Mercantile common stock, and that at least 34% and not more than 50% be in cash. The Merger will be tax-free to the shareholders of the Company to the extent that they receive shares of Mercantile in exchange for their Company common stock. Outstanding options to purchase shares of Company common stock will be "rolled over" into stock options to purchase Mercantile common stock.

     The Company and Mercantile have made customary representations, warranties and covenants in the Agreement, including, among others, the Company agrees (i) not to (A) solicit proposals relating to alternative business combination transactions or (B) subject to certain exceptions, enter into discussions concerning or provide confidential information in connection with alternative business combination transactions, (ii) to cause a meeting of shareholders to be held to consider approval of the Merger, and (iii) subject to certain exceptions, for the Company's board of directors to recommend that the Company's shareholders adopt and approve the Merger and the Agreement.

     Consummation of the Merger is subject to various customary conditions which include: the approval by the Company's shareholders; no legal impediment to the Merger; the receipt of required regulatory approvals, including the expiration or termination of the waiting period under, the Bank Holding Company Act of 1956, the Bank Merger Act, and any other applicable law. The Merger Agreement contains certain termination rights for both the Company and Mercantile, and further provides that, upon termination of the Agreement under specified circumstances, the Company may be required to pay Mercantile a termination fee of up to $5,000,000.

     A copy of the Agreement is attached as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.

     The directors and executive officers of the Company, in their capacities as shareholders of the Company, entered into a Voting Agreement with Mercantile with respect to the shares of Company common stock which they can vote. The Voting Agreements require, among other things, that such persons vote for approval of the Merger and the Agreement. Such shareholders collectively own approximately 21.7% of the outstanding shares of Company common stock, excluding shares which they may purchase upon the exercise of options. The form of Voting Agreement is attached as Exhibit 99.2 and is incorporated herein by reference. The foregoing description of the Voting Agreement is qualified in its entirety by reference to the full text of the Voting Agreement.

Item 9.01  Financial Statements and Exhibits

(a)  Financial Statements of Business Acquired.  Not applicable.

(b) Pro Forma Financial Information. Not applicable.

(c) Shell Company Transactions. Not applicable.

(d) Exhibits.

         2.1 Agreement and Plan of Merger, dated as of March 27, 2006, between Mercantile Bankshares Corporation and James Monroe Bancorp, Inc.
         99.1     Joint Press release dated March 27, 2006
         99.2     Form of Voting Agreement

                                   Signatures

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                JAMES MONROE BANCORP, INC.

                                By: /s/ Richard I. Linhart
                                    ----------------------------------------
                                    Richard I Linhart, Executive Vice President,
                                    Chief Operating Officer

Dated: March 27, 2006